Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	CONTACT
March 7, 2005	Craig Renner
301-843-8600

AMERICAN COMMUNITY PROPERTIES TRUST ANNOUNCES RESTATEMENT OF
FINANCIAL RESULTS FOR 2002, 2003 AND PRIOR QUARTERS OF 2004

ST. CHARLES, MD.-American Community Properties Trust (ACPT) (AMEX, PSE:APO) announced today that it will restate its audited financial statements for the years ended December 31, 2002 and 2003, and its unaudited financial statements for each of the three previously reported quarters of 2004.

The expiration of a provision in one limited partnership agreement has come to our attention. As a result, we have determined that the related partnership, which had previously been accounted for under the equity method, should have been consolidated. In conjunction with our evaluation of the appropriate accounting treatment for this partnership, we identified two related issues that had not been accounted for in accordance with GAAP regarding the recognition of income from cash distributions in excess of our basis for investments accounted for under the equity method and expensing cash distributions to minority interests in excess of their basis for consolidated partnerships.

ACPT estimates that the adjustments to correct these accounting matters will reduce reported net income per diluted share by approximately $.14 to $.16 for 2002 and $.40 to $.44 for 2003. Although ACPT has not yet completed its financial statements for 2004, it currently estimates that the effect of these adjustments will reduce the 2004 net income per diluted share between $.16 and $.18. The Company has not quantified the impact of the restatements on its quarterly results through September 2004.

"We want our investors and partners to understand that these adjustments have no effect on the value of the Company's real estate holdings, ability of the Company to generate cash flows to meet its obligations, or ability of the Company to pay dividends," said J. Michael Wilson, Chairman and CEO. " We do not expect this to have any impact on our long range plan and we are confident that we will continue to achieve the strong business results that we have achieved over the last few years."

The restatements primarily reflect the following adjustments:

  The company will correct its accounting for cash distributions received from limited partnerships in which the Company is a general partner. Previously, the company recorded cash distributions received from limited partnerships financed with nonrecourse mortgages that were in excess of our investment basis as income. Our previous auditors approved this accounting treatment. As part of the restatement and for future filings, the Company will defer recognition of distributions received in excess of basis from limited partnerships in which the Company is the general partner.
  The Company will record minority interest expense for cash distributions paid to the minority limited partners in our consolidated partnerships when those partners no longer have any basis in these consolidated partnerships. Previously, these distributions reduced the aggregate minority interest obligation recorded on the Company's balance sheet.
  The Company will change its accounting method for its general partner interest in Crossland Associates Limited Partnership. Prior to the restatement, our investment in Crossland had been recorded under the equity method due to certain important rights previously held by the limited partners. With the expiration of one of those rights in a year prior to the restatement period, the Company became the controlling partner and was required to consolidate the partnership. The adjustment to consolidate Crossland will reflect the effects of excess distributions recognized as income and the expensing of excess distributions to minority partners described above.

The Company has reviewed its current borrowing arrangements and has confirmed with the financial institutions that the accounting adjustments do not affect its compliance with the covenants of such agreements.

These adjustments to the Company's accounting practices have been discussed with its Audit Committee, Board of Trustees and our independent auditor, Ernst & Young LLP. The Company will include the restated results for the years ended December 31, 2003 and 2002, and for all interim periods through September 30, 2004, in its 2004 Annual Report on Form 10-K. In the interim, investors should no longer rely on the financial statements currently on file with the SEC including the financial statements for the three years ended for December 31, 2003 in the Company's Form 10-K for the year ended December 31, 2003 and the related auditors' reports thereon, and the unaudited financial statements for all interim periods through September 30, 2004.

Company Information

ACPT (AMEX, PSE:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO). When filed, ACPT's Form 10-K will be available via the Internet at www.acptrust.com.

Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party suppliers, changes in government regulations, and the normal cyclical nature of the real estate industry and development economy. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information, please refer to the Company's reports on file with the Securities and Exchange Commission.

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